Exhibit 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
VMWARE, INC.
VMWARE, INC., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1.
The name of the Corporation is VMware, Inc. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on February 10, 1998 under its current name.

2.
This Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”) was duly adopted in accordance with Section 245 of the General Corporation Law of the State of Delaware. Pursuant to Sections 242 and 228 of the General Corporation Law of the State of Delaware, the amendments and restatement herein set forth have been duly adopted by the Board of Directors and the stockholders of the Corporation.

3.
Pursuant to Section 245 of the General Corporation Law of the State of Delaware, this Certificate of Incorporation amends and integrates and restates the provisions of the Certificate of Incorporation of this Corporation.

The text of this Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:
ARTICLE I
NAME
The name of the Corporation is VMware, Inc.
ARTICLE II
REGISTERED OFFICE AND AGENT
The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III
PURPOSE
The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware (the “DGCL”), subject to the limitations and other restrictions contained herein.

ARTICLE IV
CAPITAL STOCK
A.     The Corporation shall be authorized to issue three billion six hundred million (3,600,000,000) shares of capital stock, of which (i) two billion five hundred million (2,500,000,000) shares shall be shares of Class A Common Stock, par value $.01 per share (the “Class A Common Stock”), (ii) one billion (1,000,000,000) shares shall be shares of Class B Common Stock, par value $.01 per share (the “Class B Common Stock”; the Class A Common Stock and the Class B Common Stock being collectively referred to herein as the “Common Stock”), and (iii) one hundred million (100,000,000) shares shall be shares of Preferred Stock, par value $.01 per share (the “Preferred Stock”).
B.     Shares of Preferred Stock may be issued from time to time in one or more series. The board of directors (the “Board of Directors”) of the Corporation is hereby authorized by resolution or resolutions to provide for series of Preferred Stock to be issued and, by filing a certificate pursuant to the DGCL (a “Certificate of Designations”), to fix the number of shares constituting such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding), and with respect to each such series, to fix the voting powers, if any, designations, preferences and the relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of any such series. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:
(i)     the designation of the series, which may be by distinguishing number, letter or title;
(ii)     the number of shares of the series, which number the Board of Directors may thereafter increase or decrease (but not below the number of shares thereof then outstanding);
(iii)     whether dividends, if any, shall be cumulative or noncumulative and the dividend rate of the series;
(iv)     dates at which dividends, if any, shall be payable;
(v)     the redemption rights and price or prices, if any, for shares of the series;
(vi)     the terms and amount of any sinking fund provided for the purchase or redemption of shares of the series;
(vii)     the amounts payable on, and the preferences, if any, of, shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;
(viii)     whether the shares of the series shall be convertible into shares of any other class or series, or any other security, of the Corporation or any other entity, and, if so, the specification of such other class or series of such other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible and all other terms and conditions upon which such conversion may be made;
(ix)     restrictions on the issuance of shares of the same series or of any other class or series;
(x)     the voting rights, if any, of the holders of shares of the series; and

(xi)     such other powers, privileges, preferences and rights, and qualifications, limitations and restrictions thereof, as the Board of Directors shall determine.
C.     The voting powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations and restrictions, of the Class A Common Stock and Class B Common Stock are as follows:
(i)     Except as otherwise set forth below in this Article IV and in Article VII, the voting powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions, of the Class A Common Stock and Class B Common Stock shall be identical in all respects.
(ii)     Subject to the other provisions of this Certificate of Incorporation and the provisions of any Certificate of Designations, the holders of Common Stock shall be entitled to receive such dividends and other distributions, in cash, stock of any entity or property of the Corporation, when and as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor, and shall share equally on a per share basis in all such dividends and other distributions. No such dividend or distribution that is payable in shares of Common Stock, including distributions pursuant to stock splits or divisions of Common Stock, may be made unless: (a) shares of Class A Common Stock are paid or distributed only in respect of Class A Common Stock, (b) shares of Class B Common Stock are paid or distributed only in respect of Class B Common Stock, (c) no such dividend or distribution is made in respect of the Class A Common Stock unless simultaneously also made in respect of the Class B Common Stock, (d) no such dividend or distribution is made in respect of the Class B Common Stock unless simultaneously also made in respect of the Class A Common Stock and (e) the number of shares of Class A Common Stock paid or distributed in respect of each outstanding share of Class A Common Stock is equal to the number of shares of Class B Common Stock paid or distributed in respect of each outstanding share of Class B Common Stock.
(iii)     (a)     Except as may be otherwise required by law or by this Certificate of Incorporation and subject to any voting rights that may be granted to holders of Preferred Stock pursuant to the provisions of a Certificate of Designations, all rights to vote and all voting power of the capital stock of the Corporation, whether for the election of directors or any other matter submitted to a vote of stockholders of the Corporation, shall be vested exclusively in the holders of Common Stock.
(b)     Except as may be otherwise required by law or by this Certificate of Incorporation, at every meeting of the stockholders of the Corporation, in connection with the election of directors and on all other matters submitted to a vote of stockholders of the Corporation, (A) every holder of Class A Common Stock shall be entitled to one vote in person or by proxy for each share of Class A Common Stock standing in such holder’s name on the transfer books of the Corporation, and (B) every holder of Class B Common Stock shall be entitled to 10 votes in person or by proxy for each share of Class B Common Stock standing in such holder’s name on the transfer books of the Corporation. Except as may be otherwise required by law or by this Certificate of Incorporation, the holders of Class A Common Stock and Class B Common Stock shall vote together as a single class in connection with the election of directors and on all other matters submitted to a vote of stockholders of the Corporation, and the votes cast in respect of the Class A Common Stock and the Class B Common Stock shall be counted and totaled together.
(c)     Notwithstanding anything to the contrary in this Section C(iii) of this Article IV or in Article VII, following a Distribution (as defined in Article XI hereof), for so long as any Person or group of Persons acting in concert beneficially owns 10% or more of the outstanding shares of Class B Common Stock, such Person or group of Persons shall not, with respect to any shares of Class B Common Stock, have any voting powers in any election of directors or be entitled to exercise any voting rights in any election of directors unless such Person or group of Persons is also the beneficial owner of at least an equivalent percentage of the outstanding shares of Class A Common Stock; provided, however, that this provision shall not apply to (A) any Person or group of Persons that, prior to acquiring beneficial ownership of 5% or more of the outstanding shares of Class B Common Stock, obtains the written consent of the Board of Directors and (B) EMC, or any Person to the extent that such Person acquires beneficial ownership of 5% or more of the outstanding shares of Class B Common Stock solely pursuant to a Distribution, provided that EMC or such Person obtains the written consent of the Board of Directors prior to acquiring beneficial ownership of any additional shares of Class B Common Stock following such Distribution.
(d)     Every reference in this Certificate of Incorporation to a majority or other proportion of shares, or a majority or other proportion of the votes of shares, of Common Stock, Class A Common Stock or Class B Common Stock shall refer to such majority or other proportion of the votes to which such shares of Common Stock, Class A Common Stock or Class B Common Stock entitle their holders to cast as provided in this Certificate of Incorporation.
(iv)     In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment in full of the amounts required to be paid to the holders of Preferred Stock pursuant to the provisions of a Certificate of Designations, the remaining assets and funds of the Corporation shall be distributed pro rata to the holders of Common Stock, and the holders of Class A Common Stock and the holders of Class B Common Stock shall be entitled to receive the same amount per share in respect thereof. For purposes of this clause (iv) of this Section C, the voluntary sale, conveyance, lease, license, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the assets of the Corporation or a consolidation or merger of the Corporation with one or more other entities (whether or not the Corporation is the entity surviving such consolidation or merger) shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary.
(v)     In connection with any reorganization of the Corporation, any consolidation of the Corporation with one or more other entities or any merger of the Corporation with or into another entity, the holders of each share of Class A Common Stock and Class B Common Stock shall be entitled to receive the same per share consideration as the per share consideration, if any, received by the holders of each share of such other class of Common Stock. In the event that the holders of Class A Common Stock or of Class B Common Stock are granted rights to elect to receive one of two or more alternative forms of consideration in connection with such merger or consolidation, the foregoing provision shall be deemed satisfied if holders of Class A Common Stock and holders of Class B Common Stock are granted substantially identical election rights.
(vi)     (a)     The holders of Class A Common Stock shall not be entitled to convert any share of Class A Common Stock into any other security of the Corporation or any other property.
(b)     Prior to the date of a Distribution (as defined in Article XI), the holders of Class B Common Stock shall be entitled to convert, at any time and from time to time, any share of Class B Common Stock into one (1) fully paid and non-assessable share of Class A Common Stock. Such right shall be exercised by the surrender to the Corporation of the certificate or certificates, if any, representing the shares of Class B Common Stock to be converted at any time during normal business hours at the principal executive offices of the Corporation or at the office of the Corporation’s transfer agent (the “Transfer Agent”), accompanied by a written notice from the holder of such shares stating that such holder desires to convert such shares, or a stated number of the shares represented by such certificate or certificates, if any, into an equal number of shares of

Class A Common Stock, and (if so required by the Corporation or the Transfer Agent) by instruments of transfer, in form satisfactory to the Corporation and to the Transfer Agent, duly executed by such holder or such holder’s duly authorized attorney, and transfer tax stamps or funds therefor if required pursuant to sub-clause (g) of this clause (vi) of this Section C. To the extent permitted by law, such voluntary conversion shall be deemed to have been effected at the close of business on the date of such surrender. Following a Distribution, shares of Class B Common Stock shall no longer be convertible into shares of Class A Common Stock except as hereinafter set forth in Section C(vi)(d) of this Article IV.
(c)     Prior to the date of a Distribution, each outstanding share of Class B Common Stock shall immediately and automatically (without any action on the part of the holder or the Corporation) convert into one (1) fully paid and non-assessable share of Class A Common Stock upon any transfer of such share (other than a transfer that constitutes a Distribution) if, after such transfer, such share is not beneficially owned by EMC.
(d)     Following a Distribution, the Corporation may submit for stockholder approval, subject to the conditions set forth in this sub-paragraph (d), a proposal to convert all outstanding shares of Class B Common Stock into shares of Class A Common Stock, so long as the Corporation has previously received an opinion of counsel or a favorable private letter ruling from the Internal Revenue Service, in each case satisfactory to EMC in its sole and absolute discretion, which discretion shall be exercised in good faith solely to preserve the intended tax treatment of the Distribution (and in determining whether an opinion or ruling is satisfactory, EMC may consider, among other factors, the appropriateness of any underlying assumptions and representations if used as a basis for such opinion or ruling, and EMC may determine that no opinion or ruling would be acceptable to EMC), to the effect that such conversion will not affect the intended tax treatment of the Distribution. Notwithstanding the provisions of Section C(iii)(b) of this Article IV, at any meeting of stockholders at which such proposal is submitted to stockholders for their approval, each holder of Common Stock shall be entitled to one vote in person or by proxy for each share of Common Stock standing in such holder’s name on the books of the Corporation. Subject to applicable law, approval of such conversion shall require approval by the affirmative vote of a majority of the votes entitled to be cast by the holders of the Class A Common Stock and Class B Common Stock, voting together as a single class, and neither class of Common Stock shall be entitled to a separate class or series vote. Such conversion shall be effective on the date on which such approval is given at a meeting of stockholders called for such purpose. In the event of any Distribution, any outstanding shares of Class B Common Stock that are not distributed in such Distribution shall be automatically converted into an equal number of fully paid and non-assessable shares of Class A Common Stock in accordance with the terms of this Certificate of Incorporation upon such Distribution.
(e)     Each share of Class B Common Stock shall automatically convert into one (1) fully paid and non-assessable share of Class A Common Stock on the date, if any, on which the outstanding shares of Class B Common Stock owned by EMC represent less than 20% of the aggregate number of shares of the then outstanding Common Stock, provided that, as at such date, a Distribution has not occurred. For the avoidance of doubt, Section C, paragraph (iii)(c) of this Article IV shall not apply to the preceding sentence.
(f)     The Corporation shall provide notice of any automatic conversion of shares of Class B Common Stock pursuant to sub-clause (c) of this clause (vi) to holders of record of such shares of Common Stock as soon as practicable following such conversion; provided, however, that the Corporation may satisfy such notice requirements by providing such notice prior to such conversion. Such notice shall be provided by any means then permitted by the DGCL;

provided, however, that no failure to give such notice nor any defect therein shall affect the validity of the automatic conversion of any shares of Class B Common Stock. Each such notice shall, as appropriate, (A) state the automatic conversion date; (B) identify the shares of Class B Common Stock that are automatically converted; and (C) the place or places where certificates if any, for such shares may be surrendered in exchange for certificates, if any, representing Class A Common Stock, or the method by which book-entry interest in the Class A Common Stock may be obtained in exchange for such certificates in respect of shares of Class B Common Stock.
(g)     Immediately upon conversion of shares of Class B Common Stock in the manner provided in sub-clauses (b) or (c) of this clause (vi) of this Section C, as applicable, the rights of the holders of shares of Class B Common Stock as such shall cease, and such holders shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock; provided, however, that if the date on which any share of Class B Common Stock is converted into Class A Common Stock pursuant to the provisions of this clause (vi) of this Section C is after the record date for the determination of the holders of Class B Common Stock entitled to receive any dividend and prior to the date on which such dividend is to be paid to such holders, the holder of the Class A Common Stock issued upon the conversion of such converted share of Class B Common Stock will be entitled to receive such dividend on such payment date; provided, however, that to the extent that such dividend is payable in shares of Class B Common Stock, no such shares of Class B Common Stock shall be issued in payment thereof and such dividend shall instead be paid by the issuance of such number of shares of Class A Common Stock into which such shares of Class B Common Stock, if issued, would have been convertible on such payment date.
(h)     The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of issuance upon conversion, exchange or transfer of outstanding shares of Class B Common Stock, such number of shares of Class A Common Stock that shall be issuable upon the conversion, exchange or transfer of all such outstanding shares of Class B Common Stock.
(i)     The issuance of certificates, if any, for shares of Class A Common Stock upon conversion of shares of Class B Common Stock shall be made without charge to the holders of such shares for any stamp or other similar tax in respect of such issuance; provided, however, that if any such certificate is to be issued in a name other than that of the holder of the share or shares of Class B Common Stock converted, then the Person or Persons requesting the issuance thereof shall pay to the Corporation the amount of any tax that may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid or is not payable.
(j)     The Corporation shall not reissue or resell any shares of Class B Common Stock that are converted into shares of Class A Common Stock pursuant to this clause (vi) of this Section C or that are acquired by the Corporation in any other manner. The Corporation shall, from time to time, take such appropriate action as may be necessary to retire such shares and to reduce the authorized number of shares of Class B Common Stock accordingly.
(vii)     The holders of shares of Common Stock are not entitled to any preemptive right to subscribe for, purchase or receive any part of any new or additional issue of stock of any class or series of the Corporation, whether now or hereafter authorized, or of bonds, debentures or other securities convertible into or exchangeable for stock of the Corporation.
(viii)     No stockholder shall be entitled to exercise any right of cumulative voting.

ARTICLE V
CORPORATE OPPORTUNITIES
A.     In anticipation that the Corporation and EMC may engage in the same or similar activities or lines of business and have an interest in the same areas of corporate opportunities, and in recognition of the benefits to be derived by the Corporation through its continued contractual, corporate and business relations with EMC (including service of officers and directors of EMC as directors of the Corporation), and in addition to and subject to the limitations set forth in Article VI, the provisions of this Article V are set forth to regulate and define the conduct of certain affairs of the Corporation as they may involve EMC and its officers and directors, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith.
B.     No contract, agreement, arrangement or transaction between the Corporation and EMC shall be void or voidable solely for the reason that EMC is a party thereto, and EMC (i) shall have fully satisfied and fulfilled any duties to the Corporation and its stockholders with respect thereto; (ii) shall not be liable to the Corporation or its stockholders for any breach of fiduciary duty by reason of the entering into, performance or consummation of any such contract, agreement, arrangement or transaction; (iii) shall be deemed to have acted in good faith and in a manner it reasonably believed to be in and not opposed to the best interests of the Corporation; and (iv) shall be deemed not to have breached any duties of loyalty to the Corporation and its stockholders and not to have received an improper personal gain therefrom, if the material facts as to the contract, agreement, arrangement or transaction are disclosed or are known to the Board of Directors or the committee thereof that authorizes the contract, agreement, arrangement or transaction, and the Board of Directors or such committee in good faith authorizes the contract, agreement, arrangement or transaction by the affirmative vote of a majority of the disinterested directors, even though less than a quorum. Directors of the Corporation who are also directors or officers of EMC may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee that authorizes the contract, agreement, arrangement or transaction.
C.     EMC shall have the right to, and shall have no duty not to (i) engage in the same or similar business activities or lines of business as the Corporation, (ii) do business with any client or customer of the Corporation and (iii) employ or otherwise engage any officer or employee of the Corporation, and the Corporation shall not be deemed to have an interest or expectancy in any such activities merely because the Corporation engages in the same or similar activities. Neither EMC nor any officer or director thereof (except as provided in Section D of this Article) shall be liable to the Corporation or its stockholders for breach of any fiduciary duty by reason of any such activities of EMC or of such person’s participation therein. In the event that EMC acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both EMC and the Corporation, EMC shall have no duty to communicate or present such corporate opportunity to the Corporation, and the Corporation, to the fullest extent permitted by law, renounces any interest or expectancy in such corporate opportunity and waives any claim that such corporate opportunity should have been presented to the Corporation. EMC shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder of the Corporation by reason of the fact that EMC pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person or entity or does not present such corporate opportunity to the Corporation.
D.     In the event that a director or officer of the Corporation who is also a director or officer of EMC acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both the Corporation and EMC and which may be properly pursued by the Corporation consistent with the provisions of Article VI hereof, such director or officer of the Corporation (i) shall be deemed to have fully satisfied and fulfilled such person’s fiduciary duty to the Corporation and its stockholders with respect to such corporate opportunity, (ii) shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty by reason of the fact that EMC pursues or acquires such corporate opportunity for itself or direct such corporate opportunity to another person or does not present such corporate opportunity to the Corporation, (iii) shall be deemed to have acted in good faith and in a manner such person reasonably believes to be in and not opposed to the best interests of the Corporation for the purposes of Article X hereof and the other provisions of this Certificate of Incorporation and (iv) shall be deemed not to have breached such person’s duty of loyalty to the Corporation or its stockholders or to have derived an improper personal economic gain therefrom for the purposes of Article X hereof and the other provisions of this Certificate of Incorporation, if such director or officer acts in good faith in a manner consistent with the following policy:
(w) where a corporate opportunity is offered to a person who is a director but not an officer of the Corporation and who is also a director or officer of EMC, the Corporation shall be entitled to pursue such opportunity only if such opportunity is expressly offered to such person solely in his or her capacity as a director of the Corporation;
(x) where a corporate opportunity is offered to a person who is an officer of both the Corporation and EMC, the Corporation shall be entitled to pursue such opportunity only if such opportunity is expressly offered to such person solely in his or her capacity as an officer of the Corporation;
(y) where a corporate opportunity is offered to a person who is an officer of the Corporation and who is also a director but not an officer of EMC, the Corporation shall be entitled to pursue such opportunity unless such opportunity is expressly offered to such person solely in his or her capacity as a director of EMC, in which case EMC shall be entitled to pursue such opportunity; and
(z) if an officer or director of the Corporation, who also serves as an officer or director of EMC, acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both the Corporation and EMC in any manner not addressed by Article V, Section D, clauses (w), (x) or (y), such officer or director shall have no duty to communicate or present such corporate opportunity to the Corporation and shall to the fullest extent permitted by law not be liable to the Corporation or its stockholders for breach of fiduciary duty as an officer or director of the Corporation by reason of the fact that EMC pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person or entity or does not present such corporate opportunity to the Corporation, and the Corporation to the fullest extent permitted by law renounces any interest or expectancy in such business opportunity and waives any claim that such business opportunity constituted a corporate opportunity that should be presented to the Corporation.
The provisions of this Section D are not intended to be an allocation of corporate opportunities between the Corporation and EMC or an exhaustive statement of corporate opportunities which may be available to the Corporation, pursuit of which shall be in accordance with this Certificate of Incorporation and applicable law.
E.     In the event that a director, officer, employee or agent of the Corporation or EMC takes any action that is expressly contemplated by Sections I, II or III of the VMware Rules of Engagement with Storage, Server and Infrastructure Software Vendors, as such document may be amended from time to time with the approval of the Board of Directors, and such action is consistent with the provisions of Article VI, such director, officer, employee or agent of the Corporation or EMC (i) shall have fully satisfied and fulfilled such person’s fiduciary duty to the Corporation and its stockholders, if applicable, with respect to such action, (ii) shall not be liable to the Corporation or its stockholders for breach of any applicable fiduciary duty by reason of the fact that such person takes such action, whether or not such action results in the acquisition of a corporate opportunity for the Corporation, (iii) shall be deemed to have acted in good faith and in a manner such person reasonably believes to be in and not opposed to the best interests of the Corporation, including without limitation, for the purposes of Article X and the other provisions of this Certificate of Incorporation and (iv) shall be deemed not to have breached such person’s duty of loyalty to the Corporation or its stockholders, if applicable, or to have derived an improper personal economic gain therefrom, including without limitation, for the purposes of Article X and the other provisions of this Certificate of Incorporation.
F.     For the purposes of this Article, “corporate opportunities” of the Corporation shall include business opportunities which the Corporation is financially able to undertake, which are, from their nature, in the line of the Corporation’s business, are of practical advantage to it and are ones in which the Corporation has an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of EMC or its officers or directors will be brought into conflict with that of the Corporation;
(i) For purposes of this Article and Article VI, “Corporation” means the Corporation and all corporations, partnerships, joint ventures, limited liability companies, trusts, associations and other entities in which the Corporation owns (directly or indirectly) fifty percent (50%) or more of the outstanding voting stock, voting power, partnership interests or similar ownership interests.
G.     Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article.
H.     Except for Section B, Section F, Section G, Section H and Section I, this Article shall become inoperative and of no effect on the later of (i) the Operative Date and (ii) the date upon which no officer or director of the Corporation is also an officer or director of EMC. Neither the alteration, amendment, termination or repeal of this Article nor the adoption of any provision inconsistent with this Article shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article would accrue or arise, prior to such alteration, amendment, termination, repeal or adoption. Following the later of (i) the Operative Date and (ii) the date upon which no officer or director of the Corporation is also an officer or director of EMC, any contract, agreement, arrangement or transaction involving a corporate opportunity not approved or allocated as provided in this Article shall not by reason thereof result in any breach of any fiduciary duty or duty of loyalty or failure to act in good faith or in the best interests of the Corporation or derivation of any improper personal economic gain, but shall be governed by the other provisions of this Certificate of Incorporation, the Bylaws, the DGCL and other applicable law.
I.     Notwithstanding any other provision of this Certificate of Incorporation, the affirmative vote of at least eighty percent (80%) of the votes entitled to be cast thereon shall be required to amend, alter, change or repeal, or to adopt any provision as part of this Certificate of Incorporation inconsistent with the purpose and intent of this Article V.
ARTICLE VI
CONSENT OF HOLDERS OF CLASS B COMMON STOCK
A.     In addition to any other vote required by law or by this Certificate of Incorporation, prior to the Operative Date, the prior affirmative vote of the holders of a majority of the outstanding shares of the Class B Common Stock, voting separately as a class, shall be required to authorize the Corporation to

(and (in the case of clauses (iii) through (v) below) authorize or permit any Subsidiary (as defined in Article XI) to):
(i)    adopt or implement any stockholder rights plan or similar takeover defense measure;
(ii)    consolidate or merge with or into any Person;
(iii)    permit any Subsidiary to consolidate or merge with or into any Person (other than (a) a consolidation or merger of a Wholly‑Owned Subsidiary with or into the Corporation or with or into another Wholly‑Owned Subsidiary or (b) in connection with a Permitted Acquisition);
(iv)    directly or indirectly acquire Stock, Stock Equivalents or assets (including, without limitation, any business or operating unit) of any Person (other than the Corporation or its Subsidiaries), in each case in a single transaction or series of related transactions, involving consideration (whether in cash securities, assets or otherwise, and including Indebtedness assumed by the Corporation or any of its Subsidiaries and Indebtedness of any entity so acquired) paid or delivered by the Corporation and its Subsidiaries in excess of $100,000,000; provided, however, this clause (iv) of this Section A shall not require the vote of the holders of Class B Common Stock in connection with acquisitions of securities pursuant to portfolio investment decisions in the ordinary course of business or transactions to which the Corporation and one or more Wholly‑Owned Subsidiaries are the only parties;
(v)    issue any Stock or any Stock Equivalents, except (a) the issuance of shares of Stock of a Wholly‑Owned Subsidiary of the Corporation to the Corporation or another Wholly‑Owned Subsidiary of the Corporation or (b) the issuance of shares of Class A Common Stock or options or other rights to purchase Class A Common Stock pursuant to employee benefit plans or dividend reinvestment plans approved by the Board of Directors (provided, however, that notwithstanding the provision of this clause (b), the prior affirmative vote of the holders of a majority of the outstanding shares of the Class B Common Stock, voting separately as a class, shall be required to authorize the Corporation to finally determine the aggregate size of its annual equity grants);
(vi)    dissolve, liquidate or wind up the Corporation;
(vii)    declare dividends on any class or series of the capital stock of the Corporation;
(viii)    enter into any arrangement or agreement with any Person which the Board of Directors determines to be on terms exclusionary to EMC or that are exclusive to such Person, where such Person is offering or proposes to offer products or services that are substantially equivalent to products and services offered by EMC and
(ix)    alter, amend, terminate or repeal, or adopt any provision inconsistent with, in each case whether directly or indirectly, or by merger, consolidation or otherwise, Articles V or VI or Sections A, C through G or J of Article VII of the Amended and Restated Certificate of Incorporation or Sections 2.2, 2.8(D), 2.11, 3.2(A), 3.2(C), 3.9 or 3.11 of the Amended and Restated Bylaws of VMware.

B.     For purposes of this Article VI and Article VII:
(i)     “Indebtedness” means, with respect to any Person, any liability of such Person in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments and shall also include (a) any liability of such Person under any agreement related to the fixing of interest rates on any Indebtedness and (b) any capitalized lease obligations of such Person (if and to the extent the same would appear on a balance sheet of such Person prepared in accordance with United States generally accepted accounting principles).
(ii)    “Permitted Acquisition” means any acquisition by the Corporation or any of its Subsidiaries of Stock, Stock Equivalents or assets of any Person not requiring the prior affirmative vote of the holders of the Class B Common Stock pursuant to clause (iv) of Section A of this Article VI.
(iii)    “Stock” means shares of capital stock (whether denominated as common stock or preferred stock), beneficial, partnership or membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or business trust, whether voting or non-voting.
(iv)    “Stock Equivalents” means all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable, and all voting debt.
(v)    “Wholly‑Owned Subsidiary” means each Subsidiary in which the Corporation owns (directly or indirectly) all of the outstanding voting Stock, voting power, partnership interests or similar ownership interests, except for director’s qualifying shares in nominal amount.
C.     The Corporation shall not undertake any action or conduct that would have the effect of indirectly engaging the Corporation in activities that the provisions of this Article would otherwise prohibit.
D.     Any Person purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article.
E.     Neither the alteration, amendment or repeal of this Article VI nor the adoption of any provision inconsistent with this Article VI shall eliminate or reduce the effect of this Article VI in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article VI, would accrue or arise, prior to such alteration, amendment, repeal or adoption.
F.     Notwithstanding any other provision of this Certificate of Incorporation, the affirmative vote of at least eighty percent (80%) of the votes entitled to be cast thereon shall be required to amend, alter, change or repeal this Article VI, including the amendment, alteration, change or repeal of any of the defined terms used in this Article VI and defined elsewhere in this Certificate of Incorporation, or to adopt any provision as part of this Certificate of Incorporation inconsistent with the purpose and intent of this Article VI.
ARTICLE VII
BOARD OF DIRECTORS
A.     The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors. The Board of Directors shall consist of no less than six directors. Subject to the limitation in the preceding sentence, the number of directors shall be determined from time to time solely by resolution adopted by affirmative vote of a majority of the entire Board of Directors which the Corporation would have if there were no vacancies at the time such resolution is adopted (the “Entire Board of Directors”).
B.     Elections of the members of the Board of Directors shall be held annually at the annual meeting of stockholders and each member of the Board of Directors shall hold office until such director’s successor is elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal. Elections of the members of the Board need not be by written ballot unless the Bylaws shall so provide.
C.     The holders of Class B Common Stock, voting separately as a class, shall be entitled to elect a number of members of the Board of Directors equal to the minimum whole number of directors that would constitute at least eighty percent (80%) of the total number of directors constituting the Entire Board of Directors. Subject to any rights of any series of Preferred Stock to elect directors as provided for or fixed pursuant to the provisions of Article IV hereof, the holders of Class A Common Stock and the holders of Class B Common Stock, voting together as a single class, shall be entitled to elect the remaining number of directors, which shall be in no event less than one director. Notwithstanding the provisions of Section C(iii)(b) of Article IV hereof, each holder of Class A Common Stock and each holder of Class B Common Stock shall be entitled to one vote in person or by proxy for each share of Common Stock standing in such holder’s name on the books of the Corporation in any election of Group II Members (as defined below) to the Board of Directors in which such holders are entitled to vote. In the event that the rights of any series of Preferred Stock to elect directors would preclude the holders of Class A Common Stock and the holders of Class B Common Stock, voting together as a single class, from electing at least one director, the Board of Directors shall increase the number of directors prior to the issuance of such Preferred Stock to the extent necessary to allow such holders to elect at least one director in accordance with the provisions of this Article VII.
D.     The Board of Directors, other than with respect to any directors who may be elected by the holders of any series of Preferred Stock, shall be divided into two groups, designated Group I and Group II. Any director elected by the holders of Class B Common Stock voting separately as a class shall be a Group I member (a “Group I Member”), and the remaining directors shall be Group II members (each a “Group II Member”).
E.     The directors, other than those who may be elected by the holders of any series of Preferred Stock, shall be further divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the Entire Board of Directors and one-third of the respective Group I Members and Group II Members. No director shall be a member of more than one class of directors. The class designation and term of office of each director in office at the time of filing of this Amended and Restated Certificate of Incorporation (the “Effective Time”) shall remain unchanged following the Effective Time. At each annual meeting of stockholders following the Effective Time, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors and the respective number of Group I Members and Group II Members in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. If an additional director could be added to more than one class, such director shall be added to the class with the shortest remaining term.
F.     Any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by the affirmative vote of a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring on the Board of Directors may be filled by the affirmative vote of a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining director; provided, however, that, until EMC ceases to be the beneficial owner of shares of Common Stock representing at least a majority of the votes entitled to be cast by the holders of the Class A Common Stock and the holders of Class B Common Stock, voting together as a single class, if such vacancy was caused by an action of the stockholders, such vacancy shall be filled pursuant to the procedures set forth in Section C of this Article VII; provided, further, that, notwithstanding any of the foregoing, if the appointment of any person to a vacancy on the Board of Directors would cause the number of Group I Members to be less than eighty percent (80%) of the total number of directors constituting the Entire Board of Directors, then the vacancy shall be found to be with respect to a Group I Member and shall be filled by the Group I Members then in office by affirmative vote of a majority of the Group I Members then in office and the director filling such vacancy shall be deemed to be a Group I Member. Any director of any class elected to fill a vacancy resulting from an increase in the number of directors of such class shall hold office for a term that shall coincide with the remaining term of that class. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor.
G.     Any Group I Member may be removed from office at any time, with or without cause, by the affirmative vote of holders of at least eighty percent (80%) of the shares of Class B Common Stock, voting separately as a class. Any Group II Member may be removed from office at any time, with or without cause, by the affirmative vote of holders of at least a majority of the votes entitled to be cast to elect any such director.
H.     Advance notice of stockholder nominations for the election of directors and stockholder proposals for business to be conducted at any meeting of stockholders shall be given in the manner provided in the Bylaws.
I.     The books and records of the Corporation may be kept (subject to any mandatory requirement of law) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or by the Bylaws.
J.     Notwithstanding any other provision of this Certificate of Incorporation, the affirmative vote of at least eighty percent (80%) of the votes entitled to be cast thereon shall be required to amend, alter, change or repeal, or to adopt any provision as part of this Certificate of Incorporation inconsistent with the purpose and intent of this Article VII.

ARTICLE VIII
STOCKHOLDER ACTION
A.     Any action required or permitted to be taken by stockholders at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding capital stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of capital stock entitled to vote thereon were present and voted; provided, however, that except as otherwise provided by a Certificate of Designations, from and after the date that EMC ceases to be the beneficial owner of shares representing at least a majority of votes entitled to be cast by the holders of the Class A Common Stock and the holders of Class B Common Stock, voting together as a single class, any action required or permitted to be taken by stockholders may be effected only at a duly called annual or special meeting of stockholders and may not be effected by a written consent or consents by stockholders in lieu of such a meeting.
B.     Except as otherwise required by law or provided by a Certificate of Designations, special meetings of stockholders of the Corporation may be called only by (1) the Chairman of the Board of Directors, (2) the Board of Directors or the Secretary of the Corporation pursuant to a resolution adopted by a majority of directors then in office or (3) EMC, so long as EMC is the beneficial owner of at least a majority of votes entitled to be cast by the holders of the Class A Common Stock and the holders of Class B Common Stock, voting together as a single class. No business other than that stated in the notice of a special meeting of stockholders shall be transacted at such special meeting.
ARTICLE IX
AMENDMENT OF BYLAWS AND CERTIFICATE OF INCORPORATION
In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized and empowered to adopt, amend and repeal the Bylaws at any regular or special meeting of the Board of Directors or by written consent, subject to the power of the stockholders of the Corporation to adopt, amend or repeal any Bylaws. The stockholders shall have the power to make, amend or repeal the Bylaws; provided, however, that from and after the date that EMC ceases to be the beneficial owner of shares representing at least a majority of the votes entitled to be cast by the holders of the Class A Common Stock and the holders of Class B Common Stock, voting together as a single class, Section 2.8, Section 3.2 and Section 3.11 of the Bylaws shall not be amended, altered or repealed, other than by the affirmative vote of eighty percent (80%) of the votes entitled to be cast thereon. Notwithstanding any other provision of this Certificate of Incorporation or the Bylaws (and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law, this Certificate of Incorporation or the Bylaws), the affirmative vote of the holders of at least eighty percent (80%) of the votes entitled to be cast thereon shall be required to adopt, amend, alter or repeal any provision part of Article V, Article VI, Article VII, this Article IX and Article X of this Certificate of Incorporation in a manner inconsistent with the purpose and intent of such Articles.
ARTICLE X
LIMITATIONS ON LIABILITY AND INDEMNIFICATION
A.     A director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any repeal or modification of this Section A shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.
B.     The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation, or has or had agreed to become a director of the Corporation, or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a limited liability company, partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including attorneys’ fees and expenses, judgments, fines, amounts to be paid in settlement and excise payments or penalties arising under the Employee Retirement Income Security Act of 1974 (“ERISA”)) reasonably incurred by such Covered Person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the preceding sentence, except as otherwise provided in this Article X, the Corporation shall be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Board of Directors. The Corporation may, by the action of the Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.
C.     The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees and expenses) incurred by a Covered Person in defending any proceeding in advance of its final disposition; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article X or otherwise. The rights contained in this Section C shall inure to the benefit of a Covered Person’s heirs, executors and administrators.
D.     If a claim for indemnification (following the final disposition of such action, suit or proceeding) or advancement of expenses under this Article X is not paid in full within thirty days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expenses of prosecuting such claim to the fullest extent permitted by law. In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.
E.     The rights conferred on any Covered Person by this Article X shall not be exclusive of any other rights which such Covered Person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, the Bylaws of the Corporation, agreement, vote of stockholders or disinterested directors or otherwise.
F.     The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such Person against such expense, liability or loss under the DGCL.
G.     The Corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another corporation, limited liability company, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such Covered Person is entitled to collect and is collectible as indemnification or advancement of expenses from such other corporation, limited liability company, partnership, joint venture, trust, enterprise or non-profit enterprise.
H.     Any repeal or modification of the foregoing provisions of this Article X shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such repeal or modification.
I.     This Article X shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Covered Persons, to a greater extent or in an manner otherwise different than provided for in this Article X when and as authorized by appropriate corporate action.

J.     If this Article X or any portion hereof will be invalidated on any ground by any court of competent jurisdiction, then the Corporation will nevertheless indemnify each Covered Person entitled to indemnification under Section B of this Article X as to all expense, liability and loss (including attorneys’ fees and related disbursements, judgments, fines, ERISA excise taxes and penalties, penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such Covered Person and for which indemnification is available to such Covered Person pursuant to this Article X to the fullest extent permitted by any applicable portion of this Article X that shall not have been invalidated and to the fullest extent permitted by applicable law.
ARTICLE XI
CERTAIN DEFINITIONS
For purposes of this Certificate of Incorporation:
“beneficial owner” and “beneficial ownership” have the meaning scribed to such terms in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, but shall not include shares of Common Stock beneficially owned by EMC but not for its own account, including (in such exclusion) beneficial ownership which arises by virtue of some entity that is an affiliate of EMC being a sponsor or advisor of a mutual or similar fund that beneficially owns shares of Common Stock.
“Distribution” means a distribution or transfer of the Class B Common Stock to stockholders or security holders who are not members of the consolidated tax group of which EMC is a member in connection with a transaction intended to qualify for non-recognition of gain and loss under Section 355 of the Internal Revenue Code of 1986, as amended (or any corresponding provisions of any successor statute).
“EMC” means EMC Corporation, a Massachusetts corporation, all successors to EMC Corporation by way of merger, consolidation or sale of substantially all of its assets, and all corporations, limited liability companies, joint ventures, partnerships, trusts, associations or other entities in which EMC Corporation: (i) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (a) the total combined voting power of all classes of voting securities of such entity, (b) the total combined equity interests, or (c) the capital or profits interest, in the case of a partnership; or (ii) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body, but shall not include the Corporation or any Subsidiary of the Corporation (any such successor in interest, corporation, limited liability company, joint venture, partnership, trust, association or other entity referred to in this definition shall be deemed to be an “EMC Company”).
“Operative Date” means the first date on which EMC ceases to beneficially own twenty percent (20%) or more of the aggregate number of shares of the then outstanding Common Stock.
“Person” means any individual, partnership, joint venture, limited liability company, firm, corporation, trust or other entity, including governmental authorities.
“Pledge” means any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in, attaching or applicable to, affecting or otherwise in respect of any share of Class B Common Stock, whether or not filed, recorded or otherwise perfected under applicable law, created, incurred or existing pursuant to any bona fide loan or indebtedness transaction or other bona fide obligation.

“Subsidiary” means, with respect to the Corporation, any corporation, limited liability company, joint venture, partnership, trust, association or other entity in which the Corporation: (i) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (a) the total combined voting power of all classes of voting securities of such entity, (b) the total combined equity interests, or (c) the capital or profits interest, in the case of a partnership; or (ii) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body).
“transfer” for purposes of Article IV means any sale or other disposition of a share of Class B Common Stock, except that “transfer” does not include any Pledge of a share of Class B Common Stock for so long as the owner of such share of Class B Common Stock continues to exercise voting control over such share of Class B Common Stock (with a power of attorney or proxy given by such owner to another Person in connection with such Pledge to exercise voting control effective upon the occurrence of certain events not constituting voting control by such other Person for these purposes until such events occur and such power of attorney or proxy is effective).
ARTICLE XII
AMENDMENTS TO CERTIFICATE OF INCORPORATION
Except as otherwise provided in this Certificate of Incorporation, the Corporation reserves the right to amend and repeal any provisions contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware, and all rights of stockholders shall be subject to this reservation.

IN WITNESS WHEREOF, the Corporation has executed this Amended and Restated Certificate of Incorporation on this 8th day of June, 2017.

By:	/s/ Craig Norris
Name: Craig Norris Title: Assistant Secretary